Exhibit 99.2

Investor Day: FEU Overview June 23, 2021

STOP 1 SAFETY OVERVIEW Personal Protective Equipment Requirements PureCycle is currently still in a start-up phase. During this phase, the following PPE is required: Safety Glasses Hard Hats FR clothing FEU Hazards Currently, we are a Class 1, Division 2 area which does not allow for any electronics or sparking devices. (Storage lockers in hall.) In addition, please be mindful of slips, trips & falls as we are starting up the FEU. PHOTOGRAPHY IS PROHIBITED INSIDE THE PROCESS AREA

STOP 2 MELTING & FILTERING Polymer Extruder and Polymer Filter The Process begins when Polypropylene feedstocks are melted down in the polymer extruder (the “Polymer”). Feedstocks include fiber (carpet), film (e.g. chip bags), and rigids (stadium trash). The polymer moves to the Polymer Filter where large contaminants and large non-melt materials are filtered out. Polypropylene Feedstock Feedstock first enters the process Polymer Extruder Polymer Filter

STOP 3 EXTRACTION Polymer/Solvent Mixer and Extraction Column The polymer is saturated with the solvent (the “Polypropylene Solution”) to reduce viscosity in preparation for the extraction phase. During Extraction, The Polypropylene Solution encounters fresh solvent that pulls out color and odor from the Polypropylene Solution. The lights stream is a byproduct stream that is collected later in the process. Lights Extraction Waste Polymer/Solvent Polypropylene Lights Extraction Column Solvent

STOP 4 MIXING & SETTLING Polymer Mixer and Large Particle Settler Additional Solvent is mixed with the Polypropylene Solution to reduce the polymer concentration. The Polyethylene/Solids settler allows insoluble solids and polymers to settle out of the process. These large particulates form a byproduct stream that is collected later in the process. Polyethylene/ Solids Settler Solids, Byproduct/Waste Polymer/Solvent Mixer

STOP 5 FILTERING Candle Filters The Polypropylene Solution is then filtered for smaller particulates, carried over from the decanter. Micron-sized particulates are captured by the vessels via the diatomaceous filter media. Candle Filter 1 Candle Filter 2

STOP 6 PURIFICATION Columns The Polypropylene Solution is further polished through contact with a solid, media packed, column. This step purifies the product through removal of pigments and other contaminants based on their physical and chemical properties. Column 1 Column 2 Column 3 Column 4

STOP 7 SEPARATION Polypropylene/Solvent and Product Decanter Polypropylene/Solvent and Product Decanter The process conditions are altered to allow for separation of the final purified polypropylene from the solvent. At the new conditions, the polypropylene settles in the product decanter where the remaining solvent is removed. The solvent from the product decanter and flash step is recovered and returned to the feed tank for reuse in the process and eliminates solvent waste. Polypropylene/Solvent Product Decanter Recovered Solvent

STOP 8 EXTRUDING & PELLETIZING Polymer Extruder and Polymer Pelletizer The polypropylene feeds into the final product extruder. Additional additives are added to the product during final extrusion. During the final production stage, the polymer is cut into pellets and dried. The final product is ready to be evaluated by Quality Control. Powered by Additives Polymer Pelletizer Polymer Extruder

STOP 9 FACILITY OVERVIEW 3D Model